EXHIBIT 16.01

Deloitte & Touche LLP Suite 600 225 West Santa Clara Street San Jose, CA 95113-1728 USA Tel: +1 408 704 4000 Fax: +1 408 704 3083 vww.deloitte.com

June 14, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Kana Software, Inc. Form 8-K/A dated June 9, 2006, and we have the following comments:

1.	We agree with the statements made in the first, second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu